UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2015

SORRENTO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36150	33-0344842
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

6042 Cornerstone Ct. West, Suite B

San Diego, CA 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 210-3700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 17, 2015, Sorrento Therapeutics, Inc. (the “Company”) entered into a new lease agreement (the “Lease Agreement”) for its San Diego, California headquarters. The ten year and seven month office building lease between the Company and HCP University Center West LLC is for approximately 43,022 square feet of office and lab space in the UTC area of San Diego.

The initial term of the lease is estimated to commence on May 1, 2015. The Company will be obligated to pay an average of approximately $1.35 million in annual rent over the term of the lease.

Pursuant to the Lease Agreement, not more than 9 months prior to the expiration of the initial term, the Company has the option to extend the lease for an additional five-year term at then current market rates. The Company may terminate the Lease Agreement effective as of the last day of the 91st month of the lease, upon the payment of certain termination costs.

The foregoing is only a brief description of certain of the terms of the Lease Agreement, does not purport to be complete and is qualified in its entirety by reference to the Agreement that will be filed as an exhibit to our quarterly report on Form 10-Q for the quarter ending March 31, 2015.

Item 8.01	Other Events.

On February 23, 2015, the Company announced that it is scheduled to present a corporate overview at Cowen’s 35th Annual Health Care Conference on Monday, March 2, 2015 from 2:50 p.m. to 3:30 p.m. EST in Salon H to be followed by a breakout session from 3:30 p.m. to 4:00 p.m. EST in Salon I at the 4th floor of the Boston Marriott Copley Place Hotel. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release of Sorrento Therapeutics, Inc. dated February 23, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 23, 2015

SORRENTO THERAPEUTICS, INC.

By:	/s/ Henry Ji
Name:	Henry Ji
Title:	President and Chief Executive Officer